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                                 January 5, 2005


RESOURCE CAPITAL CORP.
712 Fifth Avenue
10th Floor
New York, NY 10019

Ladies and Gentlemen:

         We have acted as counsel to Resource Capital Corp. (the "Company") in connection with its registration on Form S-11 (the "Registration Statement") of up to 10,000,000 shares of common stock, par value $0.001 per share, plus up to 1,500,000 shares to be issued pursuant to the exercise of an over-allotment option (the "Common Shares"). You have requested our opinion regarding certain U.S. federal income tax matters.

         In connection with the opinions hereinafter expressed, we have examined each of the following documents: (i) the Registration Statement; (ii) the Management Agreement (the "Management Agreement") dated March 8, 2005 between the Company, Resource Capital Manager and Resource America, Inc.; (iii) the Articles of Incorporation of the Company, as amended to the date hereof; (iv) the organizational documents of each of the subsidiaries listed on Schedule I attached hereto (each a "Subsidiary" and together the "Subsidiaries"); (v) the bylaws of the Company and the Subsidiaries; (vi) the minute books of the Company and the Subsidiaries and (vii) an officer's certificate, dated as of the date hereof, provided to us by the Company (the "Certificate").

         In connection with the opinions rendered below, we have assumed generally that:

         1. Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been subsequently amended.

         2. The Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company's qualification as a real estate investment trust (a "REIT") for any taxable year.

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RESOURCE CAPITAL CORP.
January 5, 2006
Page 2


         3. No action will be taken by the Company or the Subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

         For purposes of rendering the opinions stated below, we have also assumed the accuracy of the factual representations contained in the Certificate. Where factual representations contained in the Certificate involves the terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that such representatives understand the terms and are capable of making such factual representations.

         In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificates.

         Based on the documents and assumptions set forth above and the representations set forth in the Certificate, we are of the opinion that:

         (a) Commencing with the Company's taxable year ending December 31, 2005, the Company has operated in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code, and the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2006 and thereafter.

         (b) The descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "Federal Income Tax Consequences of Our Qualification As A REIT" are correct in all material respects and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Shares.

         The opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. We will not review on a continuing basis the Company's nor the Subsidiary's compliance with the documents or assumptions set forth above. Accordingly, no assurance can be given that the actual results of the Company's or Subsidiary's operations for its 2006 and subsequent taxable years will satisfy the requirements for qualification and



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RESOURCE CAPITAL CORP.
January 5, 2006
Page 3



taxation as a REIT. Although we have made such inquiries and performed such investigations, as we have deemed necessary for purposes of rendering this opinion, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.

         The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

         The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.



                                                     Very truly yours,


                                                     /s/ Ledgewood

                                                     Ledgewood
                                                     a professional corporation






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RESOURCE CAPITAL CORP.
January 5, 2006
Page 4


                                   SCHEDULE I
                                   ----------

RCC Real Estate, Inc.
RCC Commercial, Inc.
Resource TRS, Inc.
Apidos CDO I. Ltd.
Apidos CDO III, Ltd.
Ischus CDO II, Ltd.